UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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INTERNATIONAL BANCSHARES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNATIONAL BANCSHARES CORPORATION

Post Office Drawer 1359

Laredo, Texas 78042-1359

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 8, 2008

        NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders (the “Special Meeting”) of International Bancshares Corporation (the “Company”) will be held at the Company facility located at 2416 Jacaman Road, Laredo, Texas  78045, on Monday, December 8, 2008 at 7:00 p.m., local time, for the following purposes:

(1)                                  To act on a proposed amendment to the Company’s Articles of Incorporation to authorize issuance of up to 25,000,000 shares of preferred stock;

(2)                                  To grant management the authority to adjourn, postpone or continue the Special Meeting; and

(3)                                  To transact such other business as may lawfully come before the meeting or any adjournment thereof.

        Shareholders of record at the close of business on November 6, 2008, are entitled to notice of and to vote at the Special Meeting and any postponements or adjournments thereof.

        Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The enclosed proxy statement is available on our website at www.ibc.com, under the heading “Investors” in the section for “SEC Filings.” Additionally, and in accordance with SEC rules, you may access our Proxy Statement at http://materials.proxyvote.com/459044, which does not have “cookies” that identify visitors to the site.

        In order to ensure the representation of a quorum at the Special Meeting, shareholders who do not expect to attend the Special Meeting in person are urged to sign the enclosed proxy and return it promptly to the Trust Division, International Bank of Commerce,
P. O. Drawer 1359, Laredo, Texas 78042-1359. A return envelope is enclosed for that purpose.

INTERNATIONAL BANCSHARES CORPORATION

Dennis E. Nixon
President

Dated: November , 2008

INTERNATIONAL BANCSHARES CORPORATION

1200 San Bernardo Avenue

Laredo, Texas 78040

PROXY STATEMENT

SOLICITATION AND REVOCATION OF PROXIES, AVAILABILITY OF PROXY MATERIALS AND VOTING OF PROXIES AND SHARES

Solicitation and Revocation of Proxies

        The Board of Directors of International Bancshares Corporation, a Texas corporation (the “Company”) is soliciting proxies to be used at the Special Meeting of Shareholders (the “Special Meeting”) to be held on Monday, December 8, 2008 at 7:00 p.m., local time, at the Company facility located at 2416 Jacaman Road, Laredo, Texas  78045.  The Company will pay for the cost of the proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders.

        It is expected that the solicitation of proxies will be primarily by mail. Proxies may also be solicited personally or by telephone by regular employees of the Company. No additional compensation will be paid to employees for such services. Any shareholder giving a proxy has the power to revoke it at any time prior to the voting of the proxy by giving notice in person or in writing to the Secretary of the Company at 1200 San Bernardo Avenue, Laredo, Texas 78040 or by appearing at the Special Meeting, giving notice of revocation of the proxy and voting in person. The approximate date on which this proxy statement and the accompanying form of proxy are first sent or given to security holders is November       , 2008.

Important Notice Regarding Availability of Proxy Materials For Special Meeting To Be Held On December 8, 2008

        Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement is available on our website at www.ibc.com, under the heading “Investors” in the section for “SEC Filings.” The information found on or otherwise accessible through our website is not incorporated by reference into, and is not otherwise a part of, this Proxy Statement.  Additionally, and in accordance with new SEC rules, you may access our Proxy Statement at http://materials.proxyvote.com/459044, which does not have “cookies” that identify visitors to the site, and thus protects your privacy.

Voting of Proxies and Shares

        Only holders of record of common stock, par value $1.00 per share (“Common Stock”), of the Company at the close of business on November 6, 2008 (the “Record Date”), shall be entitled to vote at the Special Meeting. There were                     shares of Common Stock issued and outstanding on the Record Date held of record by approximately                          shareholders. Each owner of record on the Record Date is entitled to one vote for each share of Common Stock held.

        All shares entitled to vote represented by a properly executed and unrevoked proxy received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions given, but, in the absence of instructions to the contrary, such shares will be voted affirmatively. Persons empowered as Proxies will also be empowered to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. Each of the Proxies will have the power to appoint his substitute. Any of the Proxies, or their respective substitutes, who shall be present and acting at the Special Meeting, shall have and may exercise all the powers granted to the Proxies.

        A quorum for the transaction of business at the Special Meeting requires representation, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock. The judges of election will treat abstentions and broker non-votes as shares that are present for purposes of determining the presence of a quorum for the transaction of business at the Special Meeting. A quorum with respect to any specific proposal to be voted on at the Special Meeting requires representation, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote on the proposal. Abstentions will be treated as present and entitled to vote with respect to any proposal submitted to the shareholders for a vote for purposes of determining both the presence of a quorum with respect to such proposal and the approval of such proposal. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, the holder(s) of such shares will not be considered as present and entitled to vote with respect to such matter for purposes of determining either the presence of a quorum with respect to such matter or the approval of such matter. With respect to any proposal other than the Amendment of the Articles, such proposal shall be determined by the affirmative vote of the holders of a majority of the shares of Common Stock represented, in person or by proxy, at the Special Meeting and entitled to vote thereon. Thus, abstentions with respect to any such matter will have the same legal effect as a vote against such matter, while broker non-votes will not affect the outcome of such matter.  With respect to the proposal to amend the Company’s Articles of Incorporation, such proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock as of the Record Date.  Thus, abstentions and broker non-votes will have the same legal effect as a vote against such proposal.

Special Meeting Admission

        If you wish to attend the Special Meeting in person, you must present a form of personal identification. If you are a beneficial owner of Company Common Stock that is held of record by a bank, broker or other nominee, you will also need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. No cameras, recording equipment, or electronic devices will be permitted in the meeting.

PROPOSAL — 1

AMENDMENT TO ARTICLES OF INCORPORATION

The Company’s Board of Directors adopted, subject to shareholder approval, an amendment to Article IV of the Company’s Articles of Incorporation, as amended, that authorizes the issuance of 25,000,000 shares of “blank check” preferred stock, par value $0.01 per share. The Company currently has 275,000,000 shares of authorized Common Stock, but it is not authorized to issue preferred stock. The full text of the proposed amendment is attached to this proxy statement as Appendix A, and the following description is qualified in its entirety by Appendix A.

The preferred stock is referred to as a “blank check” because the Board of Directors, in its discretion, will be authorized to provide for the issuance of all or any shares of the preferred stock in one or more series, specifying the number of shares to be included in the series, the distinguishing designations of each series and the designations, preferences, limitations and relative rights, including voting rights, applicable to each series, subject to the limitations of Texas law. The authority of the Board of Directors with respect to each series will include, without limitation, the right to determine:

•                                          Redemption price or prices and timing;

•                                          Dividend rates (which may be cumulative or non-cumulative), conditions, and timing, as well as preferences in relation to the dividends payable on any other class or series;

•                                          Rights upon the dissolution, or upon any distribution of the assets, of the Company;

•                                          Conversion or exchange rights, including the price or prices and rates of conversion or exchange and adjustments, if any;

•                                          Limitations on the issuance of additional shares of such class or series, or shares of any other class or series of preferred stock;

•                                          Voting rights; and

•                                          Other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of the Articles of Incorporation.

No further authorization will be required from the Company’s shareholders for any of the above-described actions, except as may be required for a particular transaction by applicable law or regulation.

Under the proposed amendment, the Company will have a total of 300,000,000 authorized shares of stock, of which 275,000,000 shares are Common Stock and 25,000,000 shares are preferred stock.

Reason for the Authorization of “Blank Check” Preferred Stock

In connection with the recent turbulence in the financial markets, on October 14, 2008, the United States Department of the Treasury (the “Treasury Department”) announced a capital purchase program pursuant to which it will purchase up to $250 billion of preferred stock to be issued by eligible U.S. banks, savings associations and their holding companies (the “Program”).  While the Company’s capital ratios remain well above the minimum levels required for well capitalized status, management is considering participating in the Program because the Program may offer significant benefits to the Company by providing the Company an additional layer of capital.  The Program requires the issuance of preferred stock and it is therefore necessary for the Company to amend its Articles of Incorporation to authorize the issuance of preferred stock in order for the Company to be eligible to participate in the Program.  The maximum amount of preferred stock that the Company would be eligible to sell to the Treasury Department under the Program would be 3% of the Company’s total risk weighted assets as of September 30, 2008, or approximately $216,000,000.  The minimum amount of preferred stock that the Company would be eligible to sell to the Treasury Department under the Program would be 1% of the Company’s total risk weighted assets as of September 30, 2008, or approximately $72,000,000. In order for the Company to meet the minimum, levels required for well capitalized status under the banking regulations, the Company must have a total risk-based capital ratio of 10%, a Tier 1 risk-based capital ratio of 6% and a Tier 1 leverage ratio of 5% and the Company as of September 30, 2008 exceeded the minimum ratios by having the respective ratios of 13.20%, 12.20%, and 8.22%.  If the Company had issued the maximum amount of preferred stock to the Treasury Department as of September 30, 2008 (and no warrants had been exercised), the Company’s respective capital ratios on a pro forma basis would have been approximately 16.20%, 15.19% and 10.24%.  If the Company had issued the minimum amount of preferred stock to the Treasury Department as of September 30, 2008 (and no warrants had been exercised), the Company’s respective capital ratios on a pro forma basis would have been approximately 14.20%, 13.20% and 8.89%.  The sale of preferred stock to the Treasury Department would be for cash in an amount which the Company believes constitutes fair value of the preferred stock, after taking into consideration the issuance of the warrants to be issued in conjunction with the preferred stock for which the Company will not receive any additional compensation, as discussed below under “Possible Adverse Effects of the Proposal.”.

In addition to enabling the Company to consider participation in the Program, authorizing blank check preferred stock would provide the Company with flexibility to raise capital, structure acquisitions and to otherwise meet corporate needs.  Authorizing the preferred stock would permit the Company’s Board of Directors to determine the exact terms of the series of preferred stock at the time of issuance and to issue such stock without further shareholder approvals or delay and thereby provide the Company with maximum flexibility with respect to capital matters.  The preferred stock would enable the Company to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special shareholders’ meeting to approve a contemplated stock issuance.  The Board of Directors believes that this will also help to reduce costs because it will not need to seek additional shareholder approval to issue the preferred shares unless it is required to obtain shareholder approval for the transaction under the rules of any quotation board or stock exchange to which it is subject.  Although the Company presently contemplates no particular transaction involving the issuance of preferred stock other than participating in the Program pursuant to the Emergency Economic Stabilization Act of 2008, the Company’s management acknowledges that preferred stock may be a component in future capital raising initiatives of the Company.

The terms and conditions of the Program are contained in information and documentation that is or will be available from the Treasury Department on its website at http://www.treas.gov/.   If the Company participates in the Program, the Company must adopt the Treasury Department’s standards for executive compensation and corporate governance for the period during which the Treasury Department holds any equity in the Company under the Program.  In order to comply with the executive compensation standards of the Program, the Company has determined that it will need to terminate the Company’s 2006 Executive Incentive Compensation Plan (“EICP”) because it permitted certain incentive awards to designated executive officers of the Company to be deductible to the Company under the Internal Revenue Code (the “Code”) and this is inconsistent with the Program standards that state that compensation to a senior executive officer of the Company in excess of $500,000, without exception for performance-based compensation, will not be deductible under the Code.  The Treasury Department’s Summary of Senior Preferred Terms, as revised on October 31, 2008,, summarizes the terms of its proposed investment in the securities of the Company issued under the Program and is attached hereto as Appendix B.  The terms of the Program and the documentation are subject to further changes by the Treasury Department.

The Company expects to use the proceeds from the sale of securities to the Treasury Department by injecting some of the proceeds into the Company’s lead bank, International Bank of Commerce, Laredo, Texas, to fund lending opportunities at that bank and that the remaining funds would be retained by the Company for capital injections into the Company’s other three subsidiary banks to fund lending opportunities that may arise at those banks, and for working capital to fund matters such as bank acquisitions; however, the Company’s use of the proceeds will be subject to any restrictions on such use that may be imposed by the Treasury Department in the future.  Further, the Treasury Department is not obligated to accept the Company’s application to participate in the Program and the estimated proceeds of the Company’s proposed sale of securities to the Treasury Department are not guaranteed.  If the shareholders of the Company approve the proposal to amend the Articles of Incorporation of the Company to authorize preferred stock and the Treasury Department denies the Company’s application to participate in the Program, this would not have a material effect on the Company’s liquidity, capital resources or results of operations and the Company does not presently contemplate any other issuance of preferred stock of the Company in lieu of the issuance of preferred stock to the Treasury Department.

Under the Program, the Treasury Department would purchase from the Company cumulative perpetual preferred stock.  The preferred stock would be senior to the Company’s Common Stock and would pay cumulative dividends at a rate of 5% per annum until the fifth anniversary date of the issuance and thereafter at a rate of 9% per annum (the “Senior Preferred Shares”).  The redemption of the Senior Preferred Shares would be subject to the provisions of the Program.  As long as the Senior Preferred Shares were outstanding, the Company would not be able to declare or pay dividends on any Common Stock unless all dividends on the Senior Preferred Shares had been paid in full.  Furthermore, unless the Senior Preferred Shares are redeemed or fully transferred to third parties, until the third anniversary of the investment of the Treasury Department, any increase in the Common Stock dividends would be prohibited without the prior approval of the Treasury Department.

Possible Adverse Effects of the Proposal

The authorization of preferred shares will not have any immediate effect on the rights of existing shareholders; however, the later issuance of preferred stock by the Board of Directors may have certain adverse effects upon our current holders of Common Stock. The issuance of preferred stock with disproportionately high voting rights generally or with respect to particular matters will adversely affect the voting power of holders of Common Stock. Further, a series of preferred stock convertible into or redeemable for Common Stock may be issued by the Board of Directors. The issuance of Common Stock upon the conversion of preferred stock will increase the number of shares of Common Stock outstanding, diluting the percentage ownership of existing shareholders.

If the Company participates in the Program, the Company will be required to issue warrants to the Treasury Department to purchase a number of shares of Common Stock having an aggregate market price equal to 15% of the preferred stock issued to the

Treasury Department, diluting the percentage ownership of existing holders of Common Stock accordingly.  If the Company issues the maximum amount under the Program of approximately $216 million of preferred stock to the Treasury Department, then the Company will issue warrants to the Treasury Department to purchase a number of shares of Common Stock having an aggregate market price equal to approximately $32.4 million or 1.31 million shares of Common Stock based on the $24.75 closing price of the Common Stock on November 6, 2008.  As of November 3, 2008 there were 68,579,446 shares of Common Stock that was issued and outstanding.  The initial exercise price for the warrants and the market price for determining the number of shares of Common Stock subject to the warrants, will be determined by reference to the market price of the Common Stock on the date of  the Treasury Department’s acceptance of the Company’s application to participate in the Program (calculated on a 20-day trailing average), subject to customary anti-dilution adjustments.  The issuance of Common Stock upon a conversion may also dilute book value per share and/or earnings per share. Holders of our stock will not have pre-emptive rights with respect to the preferred stock or Common Stock issued upon the conversion of shares of preferred stock. Finally, shares of preferred stock generally are preferred to common stock with respect to dividend rights and distributions in the event of liquidation. As a result, holders of our Common Stock may not receive any dividends or distributions in the event of liquidation until satisfaction of any dividend or liquidation preference granted to holders of preferred stock.  Other than considering participation in the Program, the Company currently has no arrangements, commitments or plans with respect to the issuance of any of the shares of preferred stock as to which authorization is sought.

Possible Anti-Takeover Effects of the Proposal

The authorization of “blank check” preferred stock may operate to provide anti-takeover protection for the Company. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not believe is in the best interests of the Company or its shareholders, the Board of Directors will have the ability to quickly issue shares of preferred stock with certain rights, preferences and limitations that make the proposed takeover attempt more difficult to complete. Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a “poison pill.”

The authorization to issue preferred stock may also benefit present management. A potential acquiror may be discouraged from attempting a takeover because the Board of Directors possesses the authority to issue preferred stock. Thus, management may be able to retain its position more easily. The Board of Directors, however, does not intend to issue any preferred stock except on terms that the Board of Directors deems to be in the best interest of the Company and its shareholders.

This proposal is not in response to any attempt to acquire control of the Company, nor is the Company aware of any such attempt. Further, it is not an effort by management of the Company to make it more difficult to replace incumbent management. Finally, this proposal is not part of a plan by the Company to adopt a series of anti-takeover measures, nor does the Company have any present intention of proposing the adoption of anti-takeover measures in the future.

Vote Required for Approval

Approval of the Amendment of Article IV requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on such matter.  THE BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED AMENDMENT TO ARTICLE IV OF THE COMPANY’S ARTICLES OF INCORPORATION.  Unless otherwise specified, all properly executed proxies received by the Company will be voted in favor of the approval of the amendment.

PROPOSAL — 2

ADJOURNMENT, POSTPONEMENT OR CONTINUATION OF THE SPECIAL MEETING

If at the Special Meeting the number of shares of the Company’s Common Stock present or represented and voting in favor of Proposal 1 is insufficient to approve Proposal 1, the Company’s management may move to adjourn, postpone or continue the Special Meeting in order to enable its Board of Directors to continue to solicit additional proxies in favor of the proposal to amend the Articles of Incorporation; however, the Special Meeting may not be adjourned, postponed or continued to a date later than December 30, 2008. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not Proposal 1.

In this proposal, the Company is asking you to authorize the holder of any proxy solicited by its Board of Directors to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments.  If the Company’s shareholders approve the adjournment, postponement or continuation proposal, the Company could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of Proposal 1, including the solicitation of proxies from the shareholders that have previously voted against such proposal to amend the Company’s Articles of Incorporation.  Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against Proposal 1 have been received, the Company could adjourn, postpone or continue the Special Meeting without a vote on Proposal 1 and seek to convince the holders of those shares to change their votes to vote in favor of the approval of Proposal 1.

Approving the adjournment, postponement or continuation proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock represented, in person or by proxy, at the Special Meeting and entitled to vote thereon.  Thus, abstention with respect to any such matter will have the same legal effect as a vote against such matter, while broker non-votes will not affect the outcome of such matter, because such shares will not be considered as present and entitled to vote with respect to such matter.  No proxy that is specifically marked AGAINST Proposal 1 will be voted in favor of the adjournment, postponement or continuation proposal, unless the proxy is specifically marked FOR the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.

The Company’s Board of Directors believes that if the number of shares of its Common Stock present or represented at the Special Meeting and voting in favor of Proposal 1 is insufficient to approve the amendment, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendment.

THE BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS A VOTE “FOR” THE PROPOSAL TO GRANT MANAGEMENT THE DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING TO A DATE NOT LATER THAN DECEMBER 30, 2008.

SECURITY OWNERSHIP OF MANAGEMENT

        Based upon information received from the persons concerned, each of whom is a director, the following individuals and all directors and executive officers of the Company as a group owned beneficially as of November 6, 2008, the number and percentage of outstanding shares of Common Stock of the Company indicated in the following table:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class
Irving Greenblum(1)	634,484		*
R. David Guerra(2)	340,207	+	*
Daniel B. Hastings, Jr.	159,018		*
Richard E. Haynes	45,760		*
Imelda Navarro(3)	293,917	+	*
Sioma Neiman(4)	618,736.90%
Peggy J. Newman	17,016		*
Dennis E. Nixon(5)	2,414,272		3.52%
Leonardo Salinas(6)	114,926		*
A. R. Sanchez Jr.(7)	12,991,496		18.95%
All Directors and Executive Officers as a group(10) persons)(8)	17,629,832		25.71%

* Ownership of less than one percent

+ Includes shares which are issuable upon the exercise of options exercisable on or prior to January 6, 2009 (“currently exercisable options”).

(1) The holdings shown for Mr. Greenblum include 88,331 shares held in a family limited partnership, which he has the power to dispose of and to vote. The holdings for Mr. Greenblum include 77,457 shares held in his wife’s name.

(2) The holdings shown for Mr. Guerra include 9,976 shares issuable upon the exercise of currently exercisable options. The holdings shown for Mr. Guerra include 308,231 shares held jointly with his wife and 22,000 shares held in a family limited partnership, which he has the power to dispose of and to vote.

(3) The holdings shown for Ms. Navarro include 7,538 shares issuable upon the exercise of currently exercisable options.

(4) The holdings shown for Mr. Neiman are in the name of Inar Investments, Corp., of which he is the Managing Director.

(5) The holdings shown for Mr. Nixon include 72,814 shares held in his wife’s name.

(6) The holdings shown for Mr. Salinas include 51,562 shares held in a family limited partnership, which he has the power to dispose of and to vote.

(7) Mr. Sanchez owns directly and has the sole power to vote and to dispose of 2,949,556 shares. The shares shown for Mr. Sanchez include 2,848,835 shares owned by the Alicia M. Sanchez Charitable Lead Annuity Trust. Mr. Sanchez serves as a trustee of this trust and has the sole power to vote and dispose of such shares. The shares shown for Mr. Sanchez also include 4,062,115 additional shares held by trusts in which various family members, including his children, have a vested interest in the income and corpus and for which Mr. Sanchez serves as trustee or co-trustee. Of such amount, Mr. Sanchez has shared power to vote and to dispose of 950,398 shares and has sole power to vote and to dispose of 3,111,717 shares. The shares shown for Mr. Sanchez also include (i) 475,723 shares held indirectly by a limited partnership, the general partner of which is a limited liability company for which Mr. Sanchez serves as a manager; (ii) 2,216,486 shares held by a limited partnership, the managing general partner of which is a corporation of which Mr. Sanchez is the president and sole shareholder; and (iii) 438,781 shares held by the A. R. “Tony” and Maria J. Sanchez Family Foundation, of which Mr. Sanchez is a director.

(8) The holdings shown for all directors and executive officers as a group include 17,514 shares issuable upon the exercise of currently exercisable options.

        Except as reflected in the notes to the preceding table, each of the individuals listed in the table owns directly the number of shares indicated in the table and has the sole power to vote and to dispose of such shares.

PRINCIPAL SHAREHOLDERS

        Insofar as is known to the Company, no person beneficially owned, as of November 6, 2008, more than five percent of the outstanding Common Stock of the Company, except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class
A. R. Sanchez Jr.(1) P.O. Box 2986 Laredo, Texas 78040	12,991,496	18.95%

Wellington Management Company, LLP(2) 75 State Street Boston, Massachusetts 02109	3,570,146	5.21%

(1) Mr. Sanchez owns directly and has the sole power to vote and to dispose of 2,949,556 shares. The shares shown for Mr. Sanchez include 2,848,835 shares owned by the Alicia M. Sanchez Charitable Lead Annuity Trust. Mr. Sanchez serves as a trustee of this trust and has the sole power to vote and dispose of such shares. The shares shown for Mr. Sanchez also include 4,062,115 additional shares held by trusts in which various family members, including his children, have a vested interest in the income and corpus and for which Mr. Sanchez serves as trustee or co-trustee. Of such amount, Mr. Sanchez has shared power to vote and to dispose of 950,398 shares and has sole power to vote and to dispose of 3,111,717 shares. The shares shown for Mr. Sanchez also include (i) 475,723 shares held indirectly by a limited partnership, the general partner of which is a limited liability company for which Mr. Sanchez serves as a manager; (ii) 2,216,486 shares held by a limited partnership, the managing general partner of which is a corporation of which Mr. Sanchez is the president and sole shareholder; and (iii) 438,781 shares held by the A. R. “Tony” and Maria J. Sanchez Family Foundation, of which Mr. Sanchez is a director.

(2) Wellington Management Company, LLP (“Wellington”), in its capacity as investment adviser, may be deemed to beneficially owned 3,498,053 shares which are held of record by clients of Wellington. Wellington has shared voting power over 2,360,717 shares and shared dispositive power over 3,459,833 shares. Information relating to this shareholder is based on the shareholder’s Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2008, as updated according to publicly available information on NASDAQ regarding their holdings as of June 30, 2008.

ADDITIONAL COMPANY INFORMATION

The Company files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended.  The SEC maintains an internet worldwide website that contains reports, proxy statements and other information about issuers, including the Company, who file electronically with the SEC.  The address of that site is http://www.sec.gov.  The Company maintains a website that includes the Company’s reports and proxy statements that it files with the SEC at www.ibc.com under the heading “Investors” in the section for “SEC Filings.”  The information found on or otherwise accessible through our website is not incorporated by reference into, and is not otherwise a part of, this Proxy Statement.  Additionally, and in accordance with SEC rules, you may access our Proxy Statement at http://materials.proxyvote.com/459044.

SHAREHOLDER PROPOSALS FOR 2009 SPECIAL MEETING

Pursuant to Article II, Section 12(B) of the Amended and Restated By-Laws of the Company (the “Bylaws”), only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting.  The 2009 Annual Meeting of Shareholders will be held on May 18, 2009. In connection with the Company’s next Annual Meeting, shareholder proposals which are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an Annual Meeting pursuant to Article II, Section 12 of the Bylaws, which provides that business at an Annual Meeting of shareholders must be (a) pursuant to the Company’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in Article II, Section 12 of the Bylaws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in Article II, Section 12 of the Bylaws. For business to be properly brought before an Annual Meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Company’s Secretary.

To be timely, a shareholder’s notice for business to be brought before the Annual Meeting shall be delivered to the Secretary of the Company at 1200 San Bernardo Avenue, Laredo, Texas 78042 not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The Company’s 2009 Annual Meeting is scheduled for May 18, 2009.  Thus, a shareholder notice must be received by the Company no later than March 21, 2009 and no earlier than February 19, 2009.  If the date of the 2009 Annual Meeting is changed, these dates may change. Such shareholder’s notice is required to set forth, as to each matter the shareholder proposes to bring before an Annual Meeting, certain information specified in the Bylaws. A copy of the Bylaws of the Company may be obtained from the Secretary of the Company at the address set forth above.

Proposals from shareholders which are intended to be included in the proxy statement relating to the Company’s 2009 Annual Meeting of Shareholders must comply with Rule 14a-8 under the Exchange Act and must be received in writing by the Company at its principal executive offices at the address set forth above no later than December 20, 2008.

OTHER MATTERS

No business other than the matters set forth in this proxy statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders properly arise, including matters relating to the conduct of the Special Meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company.

INTERNATIONAL BANCSHARES CORPORATION

Dennis E. Nixon
President

Dated: , 2008

THE ENCLOSED PROXY STATEMENT IS AVAILABLE ON OUR WEBSITE AT WWW.IBC.COM UNDER THE HEADING “INVESTORS” IN THE SECTION FOR “SEC FILINGS.” ADDITIONALLY, AND IN ACCORDANCE WITH SEC RULES, YOU MAY ACCESS OUR PROXY STATEMENT AT http://materials.proxyvote.com/459044, WHICH WEBSITE DOES NOT HAVE “COOKIES” THAT IDENTIFY VISITORS TO THE SITE, AND THUS PROTECTS THE PRIVACY OF VISITORS TO THE SITE.

INTERNATIONAL BANCSHARES CORPORATION

P. O. Drawer 1359

Laredo, Texas 78042-1359

(956) 722-7611

APPENDIX A

The proposed amendment would cause Article IV of the Company’s Articles of Incorporation to be amended to read in its entirety as follows:

“The aggregate number of shares of all classes of stock which the corporation shall have the authority to issue is Three Hundred Million (300,000,000) shares, of which Two Hundred Seventy Five Million (275,000,000) shares shall be designated Common Stock of the par value of One Dollar ($1.00) per share and Twenty-Five Million (25,000,000) shares shall be designated Preferred Stock of the par value of One Cent ($0.01) per share.  The Preferred Stock may be divided into and issued in one or more series.  The Board of Directors of the corporation is expressly authorized to establish series of unissued shares of Preferred Stock and to fix and determine the designations, preferences, limitations and relative rights, including voting rights, of the shares of such series in a resolution or resolutions adopted by the Board of Directors providing for the issue of Preferred Stock of such series.”

APPENDIX B

TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer:

Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:

Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory
Capital Status:	Tier l.

Term:	Perpetual life.

Dividend:

The Senior Preferred will pay cumulative compounding dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:

Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from one or more Qualified Equity Offerings (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends (including, if applicable, dividends on such amount) and (ii) in the case of non-cumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale and issuance by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock, common stock or combination of such stock for cash (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

Following the redemption in whole of the Senior Preferred held by the UST or the transfer by the UST of all the Senior Preferred to one or more third parties, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions
on Dividends:

Subject to certain exceptions, for as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than (i) in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred and (ii) in the case of junior preferred shares, dividends payable solely in common shares), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:

The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:

The UST’s consent shall be required for repurchases of any common shares, other capital stock, trust preferred securities or other equity securities (other than (i) repurchases of the Senior Preferred, (ii) repurchases of junior preferred shares or common shares (“Junior Stock”) in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice (including purchases to offset share dilution pursuant to publicly announced repurchase plan), (iii) purchases or other acquisitions by a broker-dealer subsidiary of the QFI solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or preferred shares ranking pari passu with the Senior Preferred (“Parity Stock”) in the ordinary course of its business, (iv) purchases by a broker-dealer subsidiary of the QFI in connection with an underwritten offering the QFI’s capital stock, (v) any redemption or repurchase of rights pursuant to any stockholders’ rights plan, (vi) the acquisition by the QFI or any of the QFI’s subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the QFI or any other subsidiary of the QFI), including as trustees or custodians and (vii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the signing date of UST’s agreement to purchase the Senior Preferred or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock, until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights:

The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment that adversely affects the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for all past dividend periods.

Transferability:

The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. During any period that an effective shelf registration statement is not available for the resale by the UST of the Senior Preferred, the QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive
Compensation:

As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations on or prior to the closing of this investment which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant:

The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the UST’s acceptance of the QFI’s application to participate in the Capital Purchase Program (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part, except as described under “Transferability” below.

Transferability:

The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. During any period that an effective shelf registration statement is not available for the resale by the UST of the warrants or the common stock underlying the warrants, the QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:

In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:

In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:

In the event the QFI is no longer listed or traded on a national securities exchange, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable (in whole or in part), at the option of the UST, for an economic interest (to be determined by the UST after consultation with the QFI) of the QFI classified as permanent equity under GAAP having a fair market value (as determined by the UST) equal to the portion of the warrants so exchanged.

INTERNATIONAL BANCSHARES CORPORATION

For the Special Meeting of Shareholders Called for December 8, 2008

           The undersigned shareholder(s) of International Bancshares Corporation, a Texas corporation (the “Company”), hereby revoking all proxies previously granted appoint(s) Irving Greenblum, Daniel B. Hastings, Jr. and Richard E. Haynes, and each of them, as Proxies, each with power to appoint his substitute, and hereby authorize(s) them to vote, as designated below, all the shares of the Company’s Common Stock which the undersigned may be entitled to vote at the Special Meeting of Shareholders of the Company, to be held on Monday, December 8, 2008 at 7:00 P.M., local time, and at any adjournment of such meeting, with all powers which the undersigned would possess if personally present:

1.	Proposal to amend the Company’s Articles of Incorporation to authorize issuance of up to 25,000,000 shares of preferred stock.

FOR    ☐                                                                               AGAINST   ☐                                              ABSTAIN    ☐

The Board of Directors recommends a vote FOR Proposal 1.

2.	Proposal to grant management the authority to adjourn, postpone or continue the Special Meeting.

FOR    ☐                                                                               AGAINST   ☐                                              ABSTAIN    ☐

The Board of Directors recommends a vote FOR Proposal 2.

3.

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof. Any of the Proxies, or their respective substitutes, who shall be present and acting at the Special Meeting shall have and may exercise all of the powers hereby granted.

(Continued on reverse side)

EVERY PROPERLY SIGNED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE THEREON. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 ABOVE. THE DESIGNATED PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN SECTION 3.

           The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement of the Company dated                 , 2008.

Signature(s)

Dated: , 2008

(Signature should agree with name on Stock Certificate as stenciled thereon. Executors, Administrators, Trustees, etc. should so indicate when signing).

THIS PROXY IS SOLICITED ON BEHALF

OF THE BOARD OF DIRECTORS

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO ITS EXERCISE

RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE

I do ☐ do not ☐ plan to attend the Special Meeting of Shareholders.